ECHO AUTOMOTIVE, INC., 10-KA

Exhibit 10.15

AMENDED AND RESTATED LICENSING AGREEMENT

          This agreement, by and between ECHO AUTOMOTIVE, INC., a Nevada corporation (“Echo” or “Licensee”), with offices at 16000 North 80th Street, Suite E, Scottsdale, Arizona 85260, and CLEANFUTURES, LLC, a Kansas limited liability company (“CleanFutures” or “Licensor”), having a principal place of business at 120 North Main Street, Suite 9, El Dorado, Kansas, 67042 (hereinafter collectively referred to individually, as “Party, and collectively, as the “Parties”) is entered into on April 5, 2013 (“Effective Date”)(“Amended and Restated Licensing Agreement” or “Agreement”).

RECITALS:

WHEREAS, Controlled Carbon, LLC, dba Echo Automotive, LLC, an Arizona limited liability company (“Controlled Carbon”) and CleanFutures entered into that certain Licensing Agreement, on or about February 1, 2012 (“Licensing Agreement”)(Exhibit A);

WHEREAS, Controlled Carbon dba Echo Automotive, LLC, an Arizona limited liability company entered into an Exchange Agreement with Canterbury Resources, Inc., a Nevada corporation (“Canterbury” or “PUBCO”, now known as “Echo Automotive, Inc.”) and DBPJ Stock Holding, LLC (“DBPJ”), an Arizona limited liability company, to effectuate a reverse merger (“Exchange Agreement”)(“Transaction”).

WHEREAS, Echo, Canterbury and DBPJ completed the Transaction on or about November 11, 2012, creating Echo Automotive, Inc. (“Echo” or “Licensee”) a publicly traded Nevada Corporation (Trading Symbol: ECAU). For the purposes of this Agreement, Controlled Carbon, Echo Automotive, LLC and Echo individually and collectively refer to “Echo”, pursuant to the Transaction and Exchange Agreement.

WHEREAS, the Parties now desire to amend and restate the Licensing Agreement to reflect mutually agreed upon changes to the terms and conditions thereof, including, but not limited to certain releases, as set forth herein, limitations on disclosures of confidential information and information regarding competitors (Exhibit D) and to set forth additional rights and responsibilities of the Parties, as set forth herein;

WHEREAS, CleanFutures represents that it has developed and patented “belt driven technology” as more fully set forth in Exhibit A and Exhibit B, attached hereto and incorporated herein by reference;

WHEREAS, Echo desires to obtain from CleanFutures, and CleanFutures desires to grant to Echo, certain licensing rights and privileges as set forth in detail herein:

WHEREAS, Echo desires to grant CleanFutures, a non-exclusive, worldwide, unrestricted, perpetual license of its technologies of the CleanFutures belt driven technology in accordance with and subject to the terms and conditions contained in this Agreement;

WHEREAS, By way of a separate stock purchase agreement, Echo desires to allow CleanFutures to purchase restricted shares of common stock in Echo, subject to all applicable restrictions, terms

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and conditions, as set the forth in the Securities and Exchange Act of 1933 and 1934, and pursuant to Echo’s standard policies, company charter, bylaws, and corporate governance and organizational documents (in a form substantially similar to Exhibit C);

WHEREAS, the Parties desire that this Amended and Restated Licensing Agreement replace and supersede the Licensing Agreement in its entirety and the Licensing Agreement and all other agreements by and between the Parties shall no longer have any force or effect;

NOW, THEREFORE, for the mutual covenants and promises contained herein and for good and valuable consideration, the sufficiency of which the Parties hereto acknowledge, the Parties agree as follows:

AGREEMENT:

1. Definitions.

          As used in this Agreement, the following terms shall have the meanings set forth below:

1.1 “Affiliates” shall mean any corporation or other legal entity which controls, or is controlled by the respective Party. For purposes of this Agreement, ownership, directly or indirectly, of twenty-five percent (25%) or more equity interest of or by a Party shall mean an affiliate relationship exists between such entities.

1.2 “CleanFutures Patents” shall mean:
(a) any U.S. patents or patent applications listed in Exhibit A, or Exhibit B attached hereto and incorporated herein by reference, including any continuations, continuations-in-part, divisionals, reissues, re-examinations, extensions or additions thereof, and any improvements thereto;

(b) any foreign patent applications and any patents corresponding to the United States Patent Office (“USPTO”) patent applications and patents, and;

(c) any other patent applications filed and any patents granted and any continuations and divisions of such applications and patents. Neither Party has any performance requirements nor obligations required to continue to develop new technology or patents.

1.3 “CC Exclusive Licensed Field” shall mean the original equipment, service parts and after market passenger automobile, light truck, fleet, heavy truck industries and any other automotive sector (with the exception of the Hummer Market).

1.4 “CleanFutures Technology” shall mean the components that incorporate proprietary and unique technology created, developed or acquired by CleanFutures that increase the performance and or economy of an engine through the addition of a battery, electric motor, motor control system, and belt harnessing method to the engine crank-shaft.

1.5 “Echo Drive” shall mean an Echo product that is a collection of technologies, systems and components to generally increase performance and/or reduce overall operating costs of a vehicle

1.6 “Echo Technology,” including, “CC Technology” (Echo’s predecessor in interest) shall mean the patents or patent applications, intellectual property, know-how, algorithms, or other knowledge it has, develops or acquires to manufacture and produce its products including but not limited to “Echo Drive,” product as defined below. For the avoidance of doubt, these technologies

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may include additional technologies, fitments, and strategies than have not been contemplated by the Parties, but are still to be considered Echo Technology so long as it is designed to reduce fuel consumption on a vehicle.

1.7 “Hummer Market” shall mean all vehicles that have been marketed under the brand Hummer or Hum vee prior to the execution of this Agreement. For the avoidance of doubt, this includes the H1, H2 and H3 in any of their forms as well as any Hummer used for military purposes.

1.8 “License Period” shall mean beginning on the Effective Date [of the Licensing Agreement or the Amended and Restated Licensing Agreement] and continue in perpetuity until the last to expire of any patent rights within the CleanFutures Patents.

1.9 “Licensed Products” shall mean any and all components the manufacture, use, sale, offer for sale or import of which, in the absence of this Agreement, would infringe or contribute to the infringement of CleanFutures Patents, and that Echo or its Affiliates have elected to integrate into their products, components or technology.

1.10 “Military Market” shall mean any and all tactical vehicles marketed to and sold to any of the branches of the military.

1.11 “New Developments” shall mean any new, updated, upgraded, added-on, advancements, improvements, or the like indirectly or directly related to the Licensed Products or CleanFutures Technology which CleanFutures or its affiliates or successors develops, creates, contributes to or owns in regard to the Licensed Products or CleanFutures Technology.

1.12 “Non-exclusive Licensed Field” shall mean all fields of industry except the Hummer Market.

1.13 “System Cost” shall be the actual cost, per unit sold, of the components and materials, any per-unit capitalized NRE (paid to a non-affiliated company or supplier), actual manufacture freight, actual assembly costs, actual QA costs, actual 3rd party licensing or per unit warranty programs. For the avoidance of doubt, these costs will not include costs from any Affiliates, marketing expenses, general overhead, research and development, sales commissions or salaries. Any additional costs to be included in this definition must be agreed to by both Parties in writing.

2. Grant of License and Distribution Rights

2.1 Grant of License. CleanFutures hereby grants to Echo, along with the right to grant sublicenses, a worldwide, irrevocable, exclusive, license during the Term of this Agreement, with the right to grant sublicenses, under the CleanFutures Patents and CleanFutures Technology during the License Period to make, have made, use, sell, have sold, offer for sale and import Licensed Products and any other products that incorporate CleanFutures Technology throughout the world (“License”) and Echo accepts such grant of the License. For the avoidance of doubt, Echo shall have the non-exclusive right under the CleanFutures Patents and CleanFutures Technology to grant sublicenses, to the extent of the Echo Exclusive Licensed Field.

2.2 The license granted in clause 2.1 of this Agreement is not subject to any reserved license in CleanFutures to make, use, sell, offer for sale and import Licensed Products within the Echo Exclusive License Field

2.3 CleanFutures will execute any confirmation of this Agreement and any other documentation

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necessary to perfect or provide notice of Echo’s rights under this Agreement in the United States Patent and Trademark Office (“USPTO”) as well as cooperate with any other reasonable requirements brought forth from similar international requirements related to patent and other intellectual property matters. CleanFutures will pay all costs and expenses associated therewith.

2.4 CleanFutures will promptly inform, but in no event later than three (10) business days, Echo of the grant of each patent licensed under this Agreement, and of the filing of each application for such a patent, and will promptly furnish copies of such patents and other related information to Echo.

2.5 Pursuant to a separate agreement Echo shall allow CleanFutures to purchase One Million Eight Hundred and Fifty Thousand (1,850,000) restricted shares of Echo common stock as additional consideration for the licensing rights and transactions contemplated in this Agreement (“Acquisition of Echo Shares”). Such Acquisition of Echo Shares shall be governed by the terms and conditions of a separate agreement similar to Exhibit C attached hereto, and shall in no way violate or contradict the ’33 and ’34 Securities Act, any state “Blue Sky” laws, or any other Echo or other entity agreements relating to Echo’s or any other entity’s issuance of shares, governance or organization, including, but not limited to charter documents, bylaws, voting rights, registration rights, or any of the privileges or protections provided for or contemplated thereby.

2.6. Echo shall have the right to grant sublicenses with respect to any rights conferred upon Echo pursuant to this Agreement, provided, however, that any such sublicense, and sublicensee shall be subject in all respects to the restrictions, exceptions and termination provisions contained in this Agreement. Echo agrees to use reasonable efforts to notify CleanFutures of sublicensors of the Licensed Products.

2.7 CleanFutures covenants and agrees that its development, marketing, sales or distribution of any current or future technology or products and securing the corresponding intellectual property, patent and related rights, protections and agreements, shall not in any way at any time interfere with, utilize or infringe upon any portion of the Licensed Products, patents or intellectual property referenced or contemplated by this Agreement or any related agreements or transactions.

3. Echo License Fee Payments

3.1 In consideration of the Licenses granted to Echo by CleanFutures, Echo shall deliver to CleanFutures a promissory note made to the order of CleanFutures for the award of One Million Eight Hundred Fifty Thousand (1,850,000) shares of Echo restricted stock, subject to all applicable state and federal laws, including, but not limited to the Securities and Exchange Act of 1933 and 1934 and all Echo company restrictions as set forth in Echo’s corporate charter, bylaws and any corporate governance or related documents.

3.2 Echo shall pay no royalty to CleanFutures for any Licensed Products sold to CleanFutures at wholesale price or for any other product offerings that does not integrate CleanFutures Technology. This Agreement in no way obligates Echo to integrate any technology, patent or invention into Echo’s products, components or technology. For the avoidance of doubt, any CleanFutures Technology that Echo elects not to integrate into Echo’s components or products, CleanFutures will have the right to license such technology to another party. CleanFutures will have the option to submit to Echo for consideration the use of CleanFutures Technology and Echo will have the thirty (30) days to respond. In the event that Echo does not respond within the thirty (30) days, the option as described within will be considered declined by Echo and CleanFutures will have the right to license such technology to another party.

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3.3 CleanFutures shall grant to Echo a right of first refusal to license or acquire any new, updated, upgraded, added-on, advancements, improvements, or the like indirectly or directly related to the Licensed Products or CleanFutures Technology which CleanFutures or its Affiliates or successors develops, creates, contributes to or owns in regard to the Licensed Products or CleanFutures Technology (“New Developments”) (“Right of First Refusal”). Such Right of First Refusal shall be presented by CleanFutures to Echo in writing within seven (7) days of CleanFutures knowledge of such New Development(s) and Echo shall have ninety (90) days to respond in writing to CleanFutures of its exercise of Echo’s Right of First Refusal (“Right of First Refusal Period”). In the event Echo exercises its Right of First Refusal, CleanFutures shall grant to Echo a nonexclusive, royalty free, perpetual license to such New Developments. The Parties agree to negotiate in good faith regarding terms and conditions, including possible revenue share, in the event that CleanFutures offers Echo, under the Right of First Refusal, a license for development that occurs outside the defined New Development(s). Prior to and during the Right of First Refusal Period, CleanFutures shall protect the New Development(s) with the highest level of confidentiality, including, but not limited to a prohibition on CleanFutures sharing any aspect of the New Development(s) with any other individual or entity for any reason. A breach of this provision shall be considered a material breach of this Agreement and a material breach of any applicable nondisclosure, confidentiality and noncompete agreements that may now or ever exist between the Parties.

3.4 CleanFutures hereby agrees and acknowledges that Echo has not previously and is not now infringing on any CleanFutures Technology, CleanFutures Patents, any New Developments, the Licensed Product, Echo Technology or any other patent or intellectual property and/or any related rights or privileges. CleanFutures further covenants and warrants that neither CleanFutures, nor any entity or individual at CleanFutures’ direction shall take any action, legal or otherwise, that is adverse to Echo or any of its Affiliates or otherwise related parties, in regard to CleanFutures Technology, CleanFutures Patents, any New Developments, the Licensed Product, Echo Technology or any other patent or intellectual property and/or any related rights or privileges.

3.5 The remittance of any monies payable pursuant to this Agreement shall be made in United States Dollars.

4. Echo Commission Payments to CleanFutures

4.1 Echo shall pay a commission to CleanFutures upon each sale of an Echo product or service whereby CleanFutures establishes with commercially reasonable documentation that CleanFutures was the procuring cause and/or lead referral to effectuate such sale, and Echo accepts such documentation in Echo’s sole and unilateral discretion. Such CleanFutures’ sales shall in no way interfere with any of Echo’s past, present or future sales, marketing or business development efforts. Any commissions paid to CleanFutures shall be agreed to in advance of such sale in a writing executed by CleanFutures and Echo. Any such agreement by Echo to pay to CleanFutures any commissions contemplated hereunder shall be at Echo’s sole and unilateral discretion.

5. Assignability

5.1 The licenses granted under this Agreement shall be binding upon any successor of either Party in ownership or control of the related patents and technology. Echo may assign this Agreement to any successor or other party at its option subject to the written approval of CleanFutures, the

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approval of which shall not be unreasonably withheld and will only be withheld if such a assignment will, or is likely to, materially breach this Agreement. An acquisition of Echo or substantially all of the assets of Echo by another entity will not require CleanFutures approval. Echo will have a thirty (30) day right of first refusal to match with reasonably similar terms and purchase CleanFutures if they receive a bona fide offer from a party capable of completing such a transaction.

6. Product Marking

6 .1 Each Party shall place in a conspicuous location on any product or component containing CleanFutures Technology or CC Technology a distinguishing mark agreeable to both Parties and the number or numbers of any patents applicable thereto.

6.2 The marking of product in clause 6.1 shall not be required if the product performance is compromised thereby, the marking-cannot reasonably be placed on any product due to the product size, increase in production cost, or in all instances where either Parties customers request in writing that any products do not include any markings.

6.3 Each Party shall notify the other in writing when any components are not marked pursuant to clause 6.2.

6.4 Shall not use any Echo or EchoDrive trademarks, trade names or service marks without the prior written consent of Echo

7. Publicity

7.1 Except as required herein, neither Party shall use the other Party’s trade names or trademarks without prior written consent.

7.2 CleanFutures will not issue any press release or communicate (individually or collectively, the “Communication(s)”) externally or publicly its relationship with Echo or disclose any information regarding CleanFutures Technologies without prior review and written approval from Echo, in Echo’s sole discretion. Echo will have up to thirty (30) days to review and provide such written approval, if any, to CleanFutures. The Communication(s) will be considered automatically approved if Echo does not respond within the time limit provided herein. CleanFutures acknowledges and understands that Echo is a publicly traded company, and thus, is subject to certain restrictions on public statements, as set forth in federal and state securities laws, and CleanFutures agrees to abide by same.

8. Confidentiality and Noncompetition

8.1 All of the terms of this Agreement, including the existence of the Agreement, are confidential, and CleanFutures shall not disclose any such terms and conditions to anyone else without first obtaining the prior written consent from Echo, provided that either Party may disclose the terms and conditions of this Agreement in response to the legal requirement of a governmental agency or a court of competent jurisdiction if such disclosure is first submitted to the other Party and such Party is provided a meaningful opportunity and amount of time to respond.

8.2 Both Parties will protect confidential materials received from the other under this Agreement and containing CleanFutures Technology or CC Technology against disclosure to others with the same degree of care each Party protects its own materials of a similar nature and will endeavor to

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instruct their own employees most likely to have access to such materials that such materials are to be so protected. Both Parties acknowledges that each Party often discloses its own materials for its own commercial purposes to customers, vendors and consultants, and accordingly will not assert any claim with respect to disclosure or use of any materials, or any CC Technology or CleanFutures Technology, disclosed to the other Party. The foregoing expresses Echo’s entire obligation with respect to CleanFutures Technology, and supersedes any obligation that might otherwise be implied by or inferred from any legends placed on materials containing CleanFutures Technology. CleanFutures covenants and agrees to execute and be bound by the terms and conditions set forth in the Nondisclosure Confidentiality, Noncompete and Noncircumvent Agreement, attached hereto and incorporated herein by reference as Exhibit E.

8.3 Both parties will protect materials received from the other under this Agreement against disclosure to others with the same degree of care each Party protects its own materials of a similar nature and will endeavor to instruct the other Parties employees most likely to have access to such materials that such materials are to be so protected. The foregoing expresses the entire obligation of the Parties with respect to such materials, and supersedes any obligation that might otherwise be implied by or inferred from any legends placed on materials.

9. Warranty; Indemnification

9.1 CleanFutures warrants it has the right to convey the licenses and other rights and privileges granted by this Agreement or contemplated thereby, that may be necessary in order to effectuate the transactions referenced herein.

9.2 CleanFutures warrants that, as of the Effective Date of this Agreement, it has no knowledge of any potential claim from a third party charging infringement of a patent or other intellectual property of any third party from the use of any Cleanfutures Patents, CleanFutures Technology, or any activity of CleanFutures.

9.3 CleanFutures warrants that it has obtained an agreement with Jonathan Goodwin where he has assigned his intellectual property and other assignments necessary to allow CleanFutures to perform under this Agreement, and to permit Echo to use the CleanFutures Patents and CleanFutures Technology as contemplated under this Agreement.

9.4 CleanFutures agrees to defend at its expense and hold harmless Echo from all loss or damage by reason of any and all actions or proceedings charging infringement, whether rightfully or wrongfully brought, of any patent by reason of manufacture, use, sale, offer for sale, or import of any Licensed Product, or other product or component by Echo incorporating the CleanFutures Patents, and/or CleanFutures Technology or any other transaction as contemplated under this Agreement. Echo agrees to notify CleanFutures in writing of all such actions or proceedings and, at the expense of Cleanfutures and to assist CleanFutures in the defense of the action or proceeding. If the manufacture, use, offer for sale, sale or import of such CleanFutures Technology is enjoined as a result of such action or proceeding, CleanFutures will indemnify Echo for any and all losses or damages sustained by reason of obeying such injunction. Echo agrees that in the event of such actions or proceedings that CleanFutures will have the option to seek mediation or arbitration for such matter(s), at the sole discretion of Echo.

9.5 If a claim or claims of any patent licensed hereunder or Clean Futures Patent shall be held invalid, unenforceable, or cancelled by a court or administrative agency from whose decision no appeal is taken or no appeal or other proceeding for review can be taken (hereinafter a “final judgment”), or such patent must be modified to materially reduce the scope and protection

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provided by such patent and/or then such claim or claims shall, subsequent to the date of the final judgment, or date of patent modification, be treated as invalid, unenforceable, or cancelled and no royalties shall be due under clauses 3 or 5 of this Agreement for sales thereafter of products covered solely by such claims. For the avoidance of doubt: this section does not release either Party from their obligation to pay royalties under this Agreement.

9.6 If a claim or claims of any patent licensed hereunder shall be held noninfringed by a third party’s products in a final judgment of a court or administrative agency, then subsequent to the date of the final judgment, either Party shall have no obligation to pay royalties hereunder to the other Party on related products manufactured, used, sold, offered for sale or imported by the Party not holding the patent at issue which do not infringe such patent.

9.7 CleanFutures warrants that, as of the Effective Date of this Agreement, it has no knowledge of any facts or circumstances that could give rise to any claim from a third party alleging ownership or misappropriation of any CleanFutures Patent and/or CleanFutures Technology.

9.8 CleanFutures warrants that, as of the Effective Date of this Agreement, and within the CC Exclusive Licensed Field, it and its licensees have not granted any rights under CleanFutures Technology and/or CleanFutures Patents. In addition, CleanFutures warrants that, as of the Effective Date of this Agreement, CleanFutures is under no obligation with any third party prohibiting the disclosure of CleanFutures Technology to Echo.

9.9 CleanFutures agrees that with respect to any patent which may later issue, it will not assert against Echo, or its vendees, any claims for infringement based on the manufacture, use, sale, offer for sale or import of any apparatus made or sold by Echo under the license granted in this Agreement and upon which royalty has been paid in accordance with the provisions of this Agreement.

9.10 CleanFutures warrants that, during the License Period, all necessary actions, including but not limited to the execution of any necessary documents, will be taken to ensure the enforceability of all patent rights contemplated under this Agreement and any related agreements.

10. Insurance

10.1 Each Party shall at all times comply, through insurance or self-insurance, with all statutory workers’ compensation and employers’ liability requirements covering any and all employees with respect to activities performed under this Agreement.

11. Term

11.1 This Agreement shall continue in force for the License Period unless terminated by either Party pursuant to the terms and conditions of this Agreement.

11.2 If either Party shall at any time default in the payment of any monies due in accordance with this Agreement or in fulfilling any of the other obligations or conditions hereof, prior to terminating this Agreement, the other Party shall give written notice of such default specifying the reasons thereof. If such default is not cured by the noticed Party within six (6) months of such notice, the other Party shall then have the right in its own discretion to terminate this Agreement by giving written notice of termination. This Agreement shall terminate on the thirtieth (30th) day after the notice of termination is given. The noticed Party shall have the right to cure any such default up to termination.

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11.3 If either Party: (i) makes a general assignment for the benefit of creditors or becomes insolvent; (ii) files an insolvency petition in bankruptcy or the approximate equivalent under local law; (iii) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets or the approximate equivalent under local law; (iv) commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation, or any other similar proceeding for the release of financially distressed debtors; or (v) becomes a party to any proceeding or action of the type described above in (iii) or (iv) and such proceeding or action remains undismissed or unstayed for a period of more than sixty {60) days, then the other Party may by written notice terminate the exclusive license with immediate effect.

12. Licensed Product Quality

12.1 The Parties agree to deliver components and all other products contemplated in this Agreement which conform to commercially reasonable standards at a level consistent with their industry.

13. Notices.

13.1 All notices given under this Agreement shall be in writing and shall be deemed to have been properly given when delivered personally or sent by prepaid registered or certified mail, and electronic transmission, and all payments and statements shall be sent by first class mail, postage prepaid, to the following addresses:

          Echo Automotive, Inc., 16000 North 80th Street, Suite E, Scottsdale, Arizona 85260

          Clean Futures, LLC, 120 N. Main Street, Suite 9, EI Dorado, Kansas 67042

The date of service shall be deemed to be the date on which such notice, payment, or statement was personally delivered, posted, and sent by telex or electronic transmission. Either Party may give written notice of a change of address and, after notice of such change has been received, any notice, payment, or statement thereafter shall be given to such Party as above provided at such changed address. Unless stated otherwise in this Agreement, each Party shall respond to the other Party within thirty (30) days of receiving notices under this Section 13.

14. Covenant

14.1 CleanFutures, for the License Period, agrees to refrain from disclosing any CleanFutures Technology to any company, partnership or other entity which is engaged in the manufacture, use or sale of products in the CC Exclusive Licensed Field. CleanFutures has the option to request Echo to review and approve CleanFutures disclosing any CleanFutures Technology to any such company, partnership or other entity as described within section 14.1 and Echo will have thirty (30) days to provide a response. It will be considered approved if Echo does not respond within the allotted time frame as described within 14.1.

15. Construction

15.1 This Agreement will be governed by and construed in accordance with the laws of the State of Arizona, without regard to its conflict of laws principles. The headings of the clauses in this

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Agreement are intended solely for convenience of reference and shall not be considered in construing this Agreement.

16. Extraneous Writings.

16.1 This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof; all prior agreements, drafts, representations, statements, negotiations, and undertakings are superseded hereby. No amendment to this Agreement shall be effective unless it is in writing and signed by duly authorized representatives of both Parties.

17. Arbitration

17.1 Both Parties shall use their best efforts to resolve by mutual agreement any disputes, controversies, or differences which may arise from, under, out of, or in connection with this Agreement. If such disputes, controversies, or differences cannot be settled between the parties within sixty (60) days of the first written notice relative thereto, it shall be resolved by arbitration before three arbitrators acting under the Expedited Arbitration Rules in accordance with the most recent Rules of the American Arbitration Association. Such arbitration shall be held in Arizona and the award rendered in the arbitration shall be final and binding upon both Parties.

18. Patent Prosecution

18.1 Subject to the following paragraphs of this clause, each Party or their designated representative will prosecute applications corresponding to their respective patents and maintain foreign patents issuing thereon. Each Party shall retain the sole right to elect counsel for prosecution of the their patents. Such applications will be filed in all countries deemed necessary to protect the patents, prior to 1 -year form the filing date to protect the United States priority date.

18.2 Each Party agrees to bear the costs of filing, prosecution, and maintaining their respective patents in those countries covered in clause 19.1

19. No Relationships

19.1 This Agreement does not create any relationships between the Parties, other than as specifically set forth in this Agreement. Specifically, this Agreement does not create any partnership(s), joint venture, employee, agent, or legal representative of the other Party for any purpose whatsoever. Neither Party has granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party, or to bind the other Party in any manner. At all times, each Party, in fulfilling its obligations pursuant to this Agreement, shall be acting as an independent contractor.

20. Waiver

20.1 Waiver by Echo or CleanFutures of any single default or breach or succession of defaults or breaches by the other shall not be deemed a waiver of such breach or any other breach nor shall it deprive Echo or CleanFutures of any rights or remedies under this Agreement or at law or equity, or its ability to terminate this Agreement arising out of any subsequent default or breach.

21. Applicable Law

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21.1 Each Party acknowledges that they have certain duties and obligations under Federal laws, Including, but not limited to, Export Administration Regulations of the United States Department of Commerce, anti-trust laws of the United States, and the Environmental Protection Agency. Each Party will be solely responsible for any breach of such Federal laws by that Party, its Affiliates or sublicensees and will defend and hold the other Party harmless in the event of a suit or action involving the other Party occasioned by any such breach.

IN WITNESS THEREOF, the Parties have made this Agreement the day and year written above.

Executed on the date first written above by:

ECHO AUTOMOTIVE, INC., a Nevada corporation

By:

Name:	Patrick van den Bossche

Title:	COO, Managing Director

Date:	Apr 6, 2013

CLEANFUTURES, LLC, a Kansas limited liability company

By:

Name:	Stephen L. Waite

Title:	President

Date:	4/5/13

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EXHIBIT A

LIST OF APPLICABLE CLEANFUTURES, LLC’S USPTO PATENTS

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EXHIBIT B

LIST OF APPLICABLE CLEANFUTURES, LLC’S PATENTS AND CORRESPONDING
IDENTIFYING INFORMATION
(FOREIGN, NON – U.S.)

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EXHIBIT C

FORM OF STOCK PURCHASE AGREEMENT AND
ACCOMPANYING PROMISSORY NOTE
(AND/OR SIMILAR OR SUPPORTING DOCUMENTATION)

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EXHIBIT D

LIST OF COMPETITORS AND CHARACTERISTICS AND/OR BUSINESS OF
COMPETITORS

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